UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 17, 2008

Popular, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	0-13818	66-0667416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

209 MUNOZ RIVERA AVE, POPULAR CENTER BUILDING, HATO REY , Puerto Rico		00918
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-765-9800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 17, 2008 Equity One, Inc. (Delaware), Equity One, Inc. (Minnesota), Equity One, Incorporated, Equity One Consumer Loan Company, Inc., Popular Financial Services, LLC, Equity One Consumer Funding, LLC (collectively "Equity One"), Popular, Inc. and American General Finance, Inc. entered into an Asset Purchase Agreement (the "Agreement") to sell certain assets of Equity One to American General Finance, Inc., a member of American International Group. Equity One is part of the U.S. mainland consumer finance operations of Popular Financial Holdings, Inc..

The Agreement contemplates the sale of a significant portion of Equity One’s mortgage loan and consumer loan portfolio approximating $1.5 billion. The Agreement also provides that American General Finance will consider hiring an unspecified number of Equity One’s consumer services employees and will consider retaining an unspecified number of branch locations. Equity One will close all remaining consumer branches.  Workforce reductions at Equity One will result in the loss of employment for those employees at the consumer services branches not hired by American General Finance as well as for other related support functions. The individuals whose jobs will be eliminated will receive from Equity One a transitional severance package, professional counseling, outplacement and support during this process.

It is anticipated that this restructuring plan (the "PFH Branch Network Restructuring Plan") will result in estimated combined charges for Popular, Inc. of $19.5 million broken down as follows:

Fourth Quarter 2007
Impairment of long-lived assets - $1.9 million

First Quarter 2008 -Restructuring Charges
Severance, retention bonuses and other benefits -$8.1 million
Lease terminations -$5.6 million
Other costs -$3.9 million

These estimates are preliminary and may vary as Popular’s management implements the PFH Branch Network Restructuring Plan. The impairment of long-lived assets was taken in the fourth quarter of 2007 and is mainly related to leasehold improvements, furniture and equipment.

The closing of the transaction is subject to the approval of state licensing agencies. It is anticipated that the transaction will be completed in the first quarter of 2008.

Item 2.02 Results of Operations and Financial Condition.

On January 24, 2008, Popular, Inc. issued a news release announcing its unaudited operational results for the quarter and year ended December 31, 2007, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K. The information furnished pursuant to this Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed "filed" for purposes of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of the Corporation’s filings under the Securities Act of 1933, as amended, unless otherwise expressly stated in such filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

The information included in Item 1.01 is incorporated by reference herein.

Item 2.06 Material Impairments.

On December 21, 2007 the Corporation announced that given the changes to the business model and the unprecedented conditions in the mortgage loan business, and based on the analysis performed by an independent party, management had preliminarily concluded that the market value of E-LOAN was below its book value. As a result, in the fourth quarter of 2007 the Corporation recorded an estimated non-cash impairment charge related to E-LOAN’s goodwill and trademark in the amount of $211.8 million. The final measurement of the impairment has yet to be completed. The estimated impairment charge represents management's current best estimate as to the actual impairment, which may be higher or lower than the estimated charge. Upon finalization of the actual impairment charge prior to filing the Corporation’s Form 10-K for the year ended December 31, 2007, the Corporation will record any resulting increase or decrease to the estimated charge in its financial results for 2007. After recording the estimated impairment charge, the full amount of E-LOAN’s recorded goodwill of $164.4 million was eliminated while the balance in trademark remains at approximately $16.4 million out of a total of $63.8 million prior to the impairment charge.

Item 9.01 Financial Statements and Exhibits.

99.1 News release dated January 23, 2008
99.2 News release dated January 24, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Popular, Inc.

January 24, 2008	By:	Ileana Gonzalez

Name: Ileana Gonzalez
Title: Senior Vice President and Comptroller

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated January 23, 2008
99.2	Press release dated January 24, 2008